                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      FIRST FEDERAL CAPITAL CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                      First Federal Capital Corporation
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        Common Stock, par value $.01 per share
--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                           FIRST FEDERAL CAPITAL CORP
                     A FEDERAL SAVINGS BANK HOLDING COMPANY



                                                                  March 12, 1997


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of First Federal Capital Corp., the holding company for First Federal Savings Bank La Crosse - Madison, which will be held on Wednesday, April 23, 1997, at 10:30 a.m., Central Time, at the Radisson Hotel, 200 Harborview Plaza, La Crosse, Wisconsin.

         The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be conducted at the Annual Meeting. We also have enclosed a copy of the Company's 1996 Summary Annual Report and the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1996. Directors and officers of the Company, as well as representatives of Ernst & Young LLP, the Company's independent auditors, will be present at the Annual Meeting to respond to any questions that our stockholders may have.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         Your continued support of and interest in First Federal Capital Corp. are sincerely appreciated.


                                 Sincerely,

                                 /s/ Thomas W. Schini

                                 THOMAS W. SCHINI
                                 Chairman, President and Chief Executive Officer

                           FIRST FEDERAL CAPITAL CORP
                                605 STATE STREET
                           LA CROSSE, WISCONSIN 54601
                                (608) 784-8000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 1997

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of First Federal Capital Corp. (the "Company") will be held on Wednesday, April 23, 1997, at 10:30 a.m., Central Time, at the Radisson Hotel, 200 Harborview Plaza, La Crosse, Wisconsin, for the following purposes, all of which are set forth more completely in the accompanying Proxy Statement:

         (1) To elect three directors each for three-year terms and in each case until their successors are elected and qualified;

         (2) To approve the First Federal Capital Corp. 1997 Stock Option and Incentive Plan;

         (3) To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

         (4) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other such business.

         The Board of Directors has fixed March 5, 1997 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

                                        By Order of the Board of Directors


                                        /s/ Bradford R. Price

                                        Bradford R. Price
                                        Executive Vice President and Secretary
La Crosse, Wisconsin
March 12, 1997


  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL
  MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY.   ANY PROXY GIVEN MAY BE
  REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                           FIRST FEDERAL CAPITAL CORP

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on April 23, 1997

         This Proxy Statement is being furnished to holders of common stock, $0.10 par value per share ("Common Stock"), of First Federal Capital Corp. (the "Company"), the holding company for First Federal Savings Bank La Crosse - Madison (the "Bank"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Radisson Hotel, 200 Harborview Plaza, La Crosse, Wisconsin, on Wednesday, April 23, 1997, at 10:30 a.m., Central Time, and at any adjournments or postponements thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders.

         The Company's 1996 Summary Annual Report to Stockholders and the Company's Form 10-K Annual Report, including the Company's consolidated financial statements for the fiscal year ended December 31, 1996, accompany this Proxy Statement and appointment form of proxy ("proxy"), which are first being mailed to stockholders on or about March 12, 1997.

         Only stockholders of record at the close of business on March 5, 1997 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 6,112,044 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

         Stockholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. Where no instructions are indicated, each proxy received will be voted FOR the election of each of the nominees for director described herein, FOR approval of the First Federal Capital Corp. 1997 Stock Option and Incentive Plan (the "1997 Stock Option and Incentive Plan") and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997 and, upon the transaction of such other business as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Bradford R. Price, Executive Vice President and Secretary, First Federal Capital Corp., 605 State Street, La Crosse, Wisconsin 54601);
(ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is necessary to approve the 1997 Stock Option and Incentive Plan and to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

         Abstentions will be counted for purposes of determining whether a quorum exists at the Annual Meeting. Because of the required votes, abstentions will have the same effect as a vote against the proposal to approve the 1997 Stock Option and Incentive Plan and to ratify the appointment of the Company's independent auditors, but will not be counted as votes cast for the election of directors and thus, will have no effect on the voting for the election of directors. Under rules of the New York Stock Exchange, all of the proposals for consideration at the Annual Meeting, except the proposal to approve the 1997 Stock Option and Incentive Plan, are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their client if such clients have not furnished voting instructions. Therefore, with the exception of the proposal to approve the 1997 Stock Option and Incentive Plan, there are no proposals to be considered at the Annual Meeting which are considered "non-discretionary" and for which there will be "broker non-votes."

         In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit the further solicitation of proxies. Proxies solicited hereby will be returned to the Board of Directors, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or a director of, the Company or any of its affiliates.



                  MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

                                   MATTER 1.
                             ELECTION OF DIRECTORS

         The Articles of Incorporation of the Company provide that the Board of Directors of the Company shall be divided into three classes which are as equal in number as possible, and that the members of each class are to be elected for a term of three years and until their successors are elected and qualified.
One class of directors is to be elected annually. A resolution of the Board of Directors of the Company adopted pursuant to the Company's Bylaws has established the number of directors at ten.

         The agreement pursuant to which First Federal Savings Bank of La Crosse ("FFLX") and First Federal Savings Bank of Madison, F.S.B. ("FFMD") combined to form the Bank in June 1989 provides that as long as the Bank retains an office presence in the Madison, Wisconsin market, nominations to the Board of Directors of the Company are required to be made in a manner which ensures that at least four members of the Boards of Directors of the Company and the Bank are from such market. The Company has nominated for election as director at the Annual Meeting Ms. Marjorie A. Davenport pursuant to such
agreement.   Therefore, with the exception of the foregoing agreement relating to the nomination of Ms. Davenport, no person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company. There are no family relationships among any of the directors and/or executive officers of the Company.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted FOR the election of the nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

         The following tables present information concerning the nominees for director and each director whose term continues, including his or her tenure as a director of the Company.



                                                   POSITION WITH THE COMPANY
                                                    AND PRINCIPAL OCCUPATION                       DIRECTOR
           NAME             AGE                    DURING THE PAST FIVE YEARS                      SINCE(1)
           ----             ---                    --------------------------                     ----------
                                                   NOMINEES FOR DIRECTOR FOR
                                                THREE-YEAR TERM EXPIRING IN 2000

 Marjorie A. Davenport       68    Director  of the  Bank; President  of Gordon  &  Marjorie         1976
                                   Davenport,  Inc., a  company  which appraises  and  sells
                                   antique   American   furniture,   located   in   Madison,
                                   Wisconsin.

 Richard T. Lommen           52    Director;   President   of   Courtesy   Corporation,  a           1978
                                   McDonald's licensee located in La Crosse, Wisconsin.

 Phillip J. Quillin          60    Director;  President of  Quillin's Inc.,  which owns  and         1984
                                   operates supermarkets and  a drugstore in the La  Crosse,
                                   Wisconsin area.



                INFORMATION WITH RESPECT TO CONTINUING DIRECTORS

                                              DIRECTORS WHOSE TERMS EXPIRE IN 1998
 Henry C. Funk               71    Director,  President and  Treasurer  of  Mills Investment         1976
                                   Corporation, an  investment management company,   located
                                   in La Crosse, Wisconsin.

 Patrick J. Luby             66    Director; Retired;  Until February  1992, Vice  President         1979
                                   and  Economist  for  Oscar  Mayer  Foods  Corp.,  a  food
                                   processing  and manufacturing firm (which  is an indirect
                                   subsidiary  of  Philip  Morris  Cos.  Inc.),  located  in
                                   Madison, Wisconsin.

 Don P. Rundle               64    Director; Retired;  Until December  1991, Executive  Vice         1984
                                   President  of  Inland  Printing  Co.,  Inc.,  a  printing
                                   company, located in La Crosse, Wisconsin.

                                                   POSITION WITH THE COMPANY
                                                    AND PRINCIPAL OCCUPATION                       DIRECTOR
           NAME             AGE                    DURING THE PAST FIVE YEARS                      SINCE(1)
           ----             ---                    --------------------------                     ----------

                                              DIRECTORS WHOSE TERMS EXPIRE IN 1999
 John F. Leinfelder          65    Director;  President of  Joseph J. Leinfelder  and  Sons,         1978
                                   Inc., a steel fabricating business located in  La Crosse,
                                   Wisconsin.

 David C. Mebane             63    Director;   Chairman,  President,   Chief  Executive  and         1978
                                   Operating  Officer  and  director  of  Madison   Gas  and
                                   Electric Co., a publicly held utility company  located in
                                   Madison, Wisconsin.

 Dale A. Nordeen             69    Vice Chairman  of the Board  of Directors  of the Company         1961
                                   and  the Bank since June 1989; Chairman  and President of
                                   FFMD from 1962 to June 1989.

 Thomas W. Schini            61    Chairman of the  Board of  Directors of  the Company  and         1983
                                   the Bank since April 1993; Director, President  and Chief
                                   Executive Officer of the Company and the  Bank since June
                                   1989; President and Chief Executive Officer of  FFLX from
                                   September 1983 to June 1989.

_____________________________

(1)  Includes service as director of the Bank and predecessor institutions.

         THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST IS REQUIRED FOR THE ELECTION OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES OF COMMON STOCK REPRESENTED BY THE PROXIES SOLICITED HEREBY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE ABOVE-DESCRIBED NOMINEES. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF THE NOMINEES FOR DIRECTOR.

STOCKHOLDER NOMINATIONS

         Article IV, Section 4.14 of the Company's Bylaws governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions outlined in the Company's Bylaws. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than (i) with respect to an election to be held at an annual meeting of stockholders, 60 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The Company did not receive any director nominations from stockholders in connection with the Annual Meeting.

         Each written notice of a stockholder nomination shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "SEC"); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

                                   MATTER 2.
                  APPROVAL OF THE FIRST FEDERAL CAPITAL CORP.
                      1997 STOCK OPTION AND INCENTIVE PLAN

         The Board of Directors of the Company proposes for consideration and approval by the Company's stockholders the First Federal Capital Corp. 1997 Stock Option and Incentive Plan (the "1997 Stock Option and Incentive Plan") in which officers and employees of the Company and its affiliates are eligible to participate. Absent shareholder approval, the 1997 Stock Option and Incentive Plan will not be effective and no awards will be made thereunder. Stockholder approval of the 1997 Stock Option and Incentive Plan will qualify the plan for granting Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and is a non-quantitative listing requirement under the By-laws of the National Association of Securities Dealers, Inc. ("NASD") which is applicable to all issuers, including the Company, whose shares are traded on the NASDAQ National Market System.

   PURPOSE OF THE 1997 STOCK OPTION AND INCENTIVE PLAN

         In October 1996 and January 1997, at the direction of the Board of Directors of the Company, the Stock Option Plan Committee of the Board (the "Committee") reviewed the scope and adequacy of the Company's current stock-based compensation plans in which officers and employees of the Company are eligible to participate. The Committee specifically considered the adequacy of the current plan share reserve as of October 1996 of 96,816 shares of Common Stock under the Company's existing stock option and incentive plans in which officers and employees are eligible to participate in light of the following factors: (i) the estimated plan share issuances under the Company's current Long-Term Performance Award Plan (1995-1997), as discussed further in the Compensation Committee Report herein; and (ii) the estimated plan share issuances under the Company's Long-Term Performance Award Plan for 1998-2000. The Committee also considered the need to provide an adequate plan share reserve for additional corporate purposes such as recruiting future officers and employees, and for issuances in connection with potential strategic acquisitions. Based upon such review, the Committee recommended, and the Board of Directors of the Company approved, subject to stockholder approval, the proposed 1997 Stock Option and Incentive Plan.

   ELIGIBILITY, TYPE OF OPTION GRANTS AND SHARES SUBJECT TO PLAN

         Under the proposed 1997 Stock Option and Incentive Plan, all officers and employees of the Company and its affiliates are eligible to participate.
As of January 1, 1997, the Company had 736 officers and employees eligible to participate in the 1997 Stock Option and Incentive Plan. The 1997 Stock Option and Incentive Plan authorizes the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non- Statutory Options"); and (iii) shares of Common Stock, subject to such restrictions as determined under the 1997 Stock Option and Incentive Plan ("Stock Awards"). If approved by stockholders, under the 1997 Stock Option and Incentive Plan, a total of 490,000 shares of Common Stock, or approximately 8.0% of the number of shares of Common Stock outstanding on the Voting Record Date, will be made available for granting to eligible participants. The Company currently has no plans to grant options or make Stock Awards under the 1997 Stock Option and Incentive Plan and would not have granted options or made Stock Awards under the 1997 Stock Option and Incentive Plan if such plan had been in effect in fiscal 1996.

         The shares of Common Stock to be issued by the Company in connection with Stock Awards or upon the exercise of options by optionees may be acquired either through open market purchases by the Company, or issued from authorized but unissued shares of Common Stock. If additional authorized but unissued shares of Common Stock are issued, the interests of existing stockholders will be diluted.

   ADMINISTRATION

         The proposed 1997 Stock Option and Incentive Plan will be administered by the Committee. The Committee will consist solely of "non-employee directors" as that term is defined under Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and "outside directors" as that term is defined under applicable regulations issued
by the Internal Revenue Service under the Internal Revenue Code.   The
Committee shall make the following determinations with respect to grants to eligible participants: (i) the persons to whom options and Stock Awards are granted; (ii) the terms at which options and Stock Awards are to be granted;
(iii) the number of shares of Common Stock subject to an individual grant; (iv) the vesting schedule applicable to individual grants; and (v) the expiration date of option grants (which shall not be later than ten years from the date the option is granted).


   TERMS AND CONDITIONS OF OPTION GRANTS

         Options granted under the 1997 Stock Option and Incentive Plan are subject to certain terms and conditions as described herein. Of the total number of shares of Common Stock available for grant under the 1997 Stock Option and Incentive Plan, a participant may not be granted options to purchase more than 122,500 shares of Common Stock in any period of three calendar years. The exercise price of option grants may be paid in cash or shares of Common Stock and shall be the fair market value (as defined in the 1997 Stock Option and Incentive Plan) of the Common Stock on the date of grant or such greater amount as determined by the Committee.

         The aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options may be granted to an eligible participant which are exercisable for the first time in any calendar year may not exceed $100,000. Any option granted in excess of such amount shall be treated as a Non-Statutory Option. Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding shares of Common Stock may be exercised only for a period of five years following the date of grant and the exercise price at the time of grant must be equal to at least 110% of the fair market value of the Common Stock on the date of the grant.

         No option granted under the 1997 Stock Option and Incentive Plan will be exercisable after three months after the date on which the optionee ceases to perform services for the Company, except that in the event of death, disability or retirement, all options, whether or not exercisable at such time, may be exercisable for up to one year; provided, however, that an option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following a participant's termination of employment. Options held by employees terminated for cause will terminate on the date of termination. Termination "for cause" includes termination due to personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal dishonesty, the intentional failure to perform stated duties, willful violations of law, the entry of a final cease and desist order or the material breach of any provisions of an employee's employment contract. The 1997 Stock Option and Incentive Plan provides that the Committee may, at the time of grant of an Incentive Stock Option or a Non-Statutory Option or thereafter, extend the period of exercise upon a participant's termination of service to a period not exceeding five years; provided, however, that in such event, no option shall be eligible for treatment as an Incentive Stock Option if exercised more than three months following the date of a participant's termination of employment. In no event, however, may the Committee extend the exercise period beyond the expiration of the initial exercise term.

         In the event of a Change of Control of the Company or Threatened Change of Control, all Incentive Stock Options and Non-Statutory Options, whether or not exercisable at such time, shall become immediately exercisable. If a participant is terminated due to such Change of Control, all options shall be exercisable for a period of one year following such Change of Control, or such longer period as determined by the Committee; provided that in no event shall the period extend beyond the option term and in the case of Incentive Stock Options, such options shall not be eligible for treatment as Incentive Stock Options if exercised more than three months following the date of a participant's cessation of employment. "Change of Control" is defined to mean a change of control of a nature that: (i) would be required to be reported to the SEC by the Company in a current report on Form 8-K; or (ii) results in a change of control of the Bank or the Company within the meaning of the Home Owners Loan Act of 1933 and the rules and regulations promulgated by the Office of Thrift Supervision (or its predecessor agency) (the "OTS"). In addition, under the 1997 Stock Option and Incentive Plan, a Change of Control shall be deemed to have occurred at such time as (i) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing 25% or more of such entities' outstanding voting securities; (ii) individuals who constitute the current Board of Directors of the Company (the "Incumbent Board"), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the 1997 Stock Option and Incentive Plan whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's shareholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be considered as a member of the Incumbent Board; or (iii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank or similar transaction in which the Company or the Bank is not the surviving institution; or (iv) any change of control of the Company or the Bank instituted by an entity or individual other than current management of the Company. "Threatened Change of Control" is defined to mean any set of circumstances, which in the opinion of the Board of Directors, poses a real, substantial and immediate possibility of leading to a Change of Control.

         In the event of a participant's termination of employment, the Company, if requested by the participant, may elect to pay the participant, or beneficiary in the event of death, in exchange for cancellation of the option, the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the participant's termination of employment.

         Incentive Stock Options may be transferred only by will or the laws of descent and distribution. Non-Statutory Options may be transferred by participants pursuant to the laws of descent and distribution and during a participant's lifetime, by participants to members of their "immediate family" (as defined in the 1997 Stock Option and Incentive Plan), trusts for the benefit of members of their immediate family and charitable institutions to the extent permitted under Section 16 of the Exchange Act and subject to federal and state securities laws.

   TERMS AND CONDITIONS OF STOCK AWARDS

         Stock Awards granted under the 1997 Stock Option and Incentive Plan are subject to certain terms and conditions as described herein.

         Each Stock Award granted may be accompanied by certain restrictions, or may be made without any restrictions, as determined in the sole discretion of the Committee. Restrictions accompanying a Stock Award may include, without limitation, requirements that a participant remain in the continuous employment of the Company or its affiliates for a specified period of time, a participant meet designated individual performance objectives, or the Company or its affiliates meet designated performance objectives.

         Unless the Committee directs otherwise at the time a Stock Award is made, all Stock Awards shall become fully vested and any related restrictions shall terminate in the event a participant terminates service with the Company or its affiliates due to death, disability or retirement, or in the event of a Change of Control, or Threatened Change of Control of the Company.

  FEDERAL INCOME TAX CONSEQUENCES OF ISSUANCES AND EXERCISE OF OPTIONS

         An optionee will not be deemed to have received taxable income upon the grant or exercise of an Incentive Stock Option, provided that such shares of Common Stock are held for at least one year after the date of exercise and two years after the date of grant. No gain or loss will be recognized by the Company as a result of the grant or exercise of Incentive Stock Options. An optionee will be deemed to receive ordinary income upon exercise of Non-Statutory Options in an amount equal to the amount by which the fair market value of the Common Stock on the exercise date exceeds the exercise price. The amount of any ordinary income deemed to be received by an optionee due to a premature disposition of the shares of Common Stock acquired upon the exercise of an Incentive Stock Option or upon the exercise of a Non-Statutory Option will be a deductible expense for tax purposes for the Company. At this time, generally accepted accounting principles ("GAAP") do not require compensation expense to be recorded for any options granted for which the exercise price equals the market value on the date of grant. When options are exercised, the net proceeds received by the Company will be recorded as an increase in Common Stock and paid-in capital.

   ADJUSTMENTS IN THE EVENT OF CAPITAL CHANGES

         In the event the number of shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the following appropriate adjustments may be made to prevent dilution or enlargement of the rights of participants, including any or all of the following: (i) adjustments in the aggregate number or kind of shares of Common Stock which may be awarded; (ii) adjustments in the aggregate number or kind of shares of Common Stock covered by outstanding option grants and Stock Awards; and (iii) adjustments in the exercise price of outstanding option grants. No such adjustments may, however, materially change the value of benefits available to participants under a previously granted award.

   DURATION AND AMENDMENT OF 1997 STOCK OPTION AND INCENTIVE PLAN

         No options will be awarded under the 1997 Stock Option and Incentive Plan following the tenth anniversary of approval of the 1997 Stock Option and Incentive Plan by stockholders of the Company.

         The Board of Directors of the Company may amend the 1997 Stock Option and Incentive Plan in any respect; provided, however, that certain provisions governing the terms of Incentive Stock Option and Non-Statutory Option grants shall not be amended more than once every six months to comport with the Internal Revenue Code or the Employee Retirement Income Security Act of 1974, as amended, if applicable. In addition, the Board of Directors may determine that stockholder approval of any amendment to the 1997 Stock Option and Incentive Plan may be advisable for any reason, including but not limited to, for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange listing requirements.

         THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTED AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL OF THE 1997 STOCK OPTION AND INCENTIVE PLAN. UNLESS MARKED TO THE CONTRARY, THE SHARES OF COMMON STOCK REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR APPROVAL OF THE 1997 STOCK OPTION AND INCENTIVE PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 1997 STOCK OPTION AND INCENTIVE PLAN.

                                   MATTER 3.
                    RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed Ernst & Young LLP, independent certified public accountants, to perform the audit of the Company's financial statements for the fiscal year ending December 31, 1997, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Ernst & Young LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

         UNLESS MARKED TO THE CONTRARY, SHARES OF COMMON STOCK REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL 1997.

The Board of Directors and Its Committees

         Regular meetings of the Board of Directors of the Company are held on a quarterly basis. The Board of Directors of the Company held a total of four regular meetings and one special meeting during the fiscal year ended December 31, 1996. With the exception of Mr. David C. Mebane, no incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors and the total number of committee meetings on which such director served during the fiscal year ended December 31, 1996; Mr. Mebane attended three of the five meetings of the Board of Directors held in fiscal 1996 and one of the two Audit Committee Meetings held in fiscal 1996.

         The Audit Committee of the Board of Directors reviews the records and affairs of the Company to determine its financial condition, reviews with management and the independent auditors the systems of internal control, and monitors the Company's adherence in accounting and financial reporting to generally accepted accounting principles. In fiscal 1996, the members of the Audit Committee, which met two times during the fiscal year ended December 31, 1996, were Messrs. Leinfelder (Chairman), Quillin and Mebane.

         The Stock Option Committee of the Board reviews and approves the granting of options and restricted stock under the Company's stock incentive plans and administers such plans. In fiscal 1996, the Stock Option Committee consisted of Messrs. Funk (Chairman), Luby, Quillin and Rundle. The Stock Option Committee met three times during the fiscal year ended December 31, 1996.

         The entire Board of Directors of the Company acted as a Nominating Committee for the selection of nominees for director to stand for election at the Annual Meeting. The Board, acting as a Nominating Committee, did not meet during the fiscal year ended December 31, 1996. In January 1997, the Board of Directors of the Company, acting as the Nominating Committee, considered nominations for directors. The Company's Bylaws allow for stockholder nominations of directors and require such nominations to be made in accordance with specific procedures. See "-- Stockholder Nominations."

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


         The following table sets forth certain information with respect to the executive officers of the Company and the Bank who are not directors.


NAME                      AGE               PRINCIPAL OCCUPATION DURING THE LAST FIVE YEARS
----                      ---     -----------------------------------------------------------------------------
Bradford R. Price . . .    43     Executive Vice President and Secretary of the Company and the Bank (Residential Lending
                                  Division Manager) since March 1992; Senior Vice President and Secretary of the Company
                                  and the Bank from June 1989 until March 1992; Senior Vice President and Secretary of FFLX
                                  from 1986 until June 1989 and prior thereto Secretary and Vice President-Lending of FFLX.


Jack C. Rusch . . . . .    50     Executive Vice President, Treasurer and Chief Financial Officer of the Company and the Bank
                                  (Finance and Administration Division Manager) since March 1992; Senior Vice President,
                                  Treasurer and Chief Financial Officer of the Company and the Bank from June 1989 until
                                  March 1992; Senior Vice President of FFLX from 1986 until June 1989 and prior thereto
                                  Vice President-Finance of FFLX.


Robert P. Abell . . . .    48     Senior Vice President of the Bank (Commercial Real Estate Lending Division Manager) since
                                  March 1992; Vice President of the Bank from June 1989 until March 1992; Vice President-
                                  Commercial Real Estate Lending of FFLX from December 1987 until June 1989 and prior thereto manager of the Commercial Real Estate Lending Department of American Charter Federal Savings
                                  and Loan Association, Lincoln, Nebraska.


Milne J. Duncan . . . .    48     Senior Vice President of the Bank (Human Resources Division Manager) since March 1992;
                                  Vice President of the Bank from June 1989 until March 1992; Vice President of FFLX from
                                  1986 until June 1989 and prior thereto Vice President-Human Resources of Norwest Bank,
                                  Aberdeen, South Dakota.


Joseph M. Konradt . . .    40     Senior Vice President of the Bank (Retail Banking Division Manager) since March 1992;
                                  Vice President of the Bank from June 1989 until March 1992; Vice President of FFLX from
                                  1986 until June 1989 and prior thereto Director of Marketing of FFLX.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth the beneficial ownership of shares of Common Stock as of February 28, 1997 (except as otherwise noted below) by (i) each shareholder known to the Company to beneficially own more than 5% of the shares of Common Stock outstanding, as disclosed in certain reports regarding such ownership filed with the SEC in accordance with Sections 13(d) or 13(g) of the Exchange Act, (ii) each director and director nominee of the Company; (iii) each of the executive officers of the Company appearing in the Summary Compensation Table below, and (iv) all directors and executive officers as a group.

                                                                                           SHARES OF
                                                                                          COMMON STOCK
                                                                                     BENEFICIALLY OWNED(1)
                                                                                 ------------------------------
                                                                                                   PERCENT OF
               NAME                                                                 NUMBER            CLASS
               ----                                                              -------------    -------------
Russell G. Cleary and Gail K. Cleary and related persons and entities . . . . .      486,965(2)       8.0%
    c/o Cleary Management Corporation
    301 Sky Harbour Drive
    La Crosse, Wisconsin 54603

Directors:
    John T. Bennett (3)   . . . . . . . . . . . . . . . . . . . . . . . . . . .       76,318          1.2
    Marjorie A. Davenport(3)  . . . . . . . . . . . . . . . . . . . . . . . . .       15,125           *
    Henry C. Funk (3)   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       62,342          1.0
    John F.  Leinfelder (3)   . . . . . . . . . . . . . . . . . . . . . . . . .       38,163           *
    Richard T. Lommen (3)   . . . . . . . . . . . . . . . . . . . . . . . . . .       86,367          1.4
    Patrick J. Luby (3)   . . . . . . . . . . . . . . . . . . . . . . . . . . .       37,252           *
    David C. Mebane (3)   . . . . . . . . . . . . . . . . . . . . . . . . . . .       19,166           *
    Dale A. Nordeen (3)   . . . . . . . . . . . . . . . . . . . . . . . . . . .       50,639           *
    Phillip J. Quillin (3)  . . . . . . . . . . . . . . . . . . . . . . . . . .       66,480          1.1
    Robert B. Rennebohm (3)   . . . . . . . . . . . . . . . . . . . . . . . . .       17,737           *
    Don P. Rundle (3)   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       48,653           *
    Thomas W. Schini (3) (4) (6)  . . . . . . . . . . . . . . . . . . . . . . .      276,948          4.4

Executive Officers who are not Directors:
    Jack C. Rusch (3) (4) (6)   . . . . . . . . . . . . . . . . . . . . . . . .      128,971          2.1
    Bradford R. Price (3) (4) (6)   . . . . . . . . . . . . . . . . . . . . . .      133,080          2.2
    Joseph M. Konradt (3) (4) (5) (6)   . . . . . . . . . . . . . . . . . . . .       63,117          1.0

All directors and executive officers of the Company and the Bank as a group
    (18 persons) (3) (4) (5) (6)  . . . . . . . . . . . . . . . . . . . . . . .    1,249,392         18.9%

_________________________

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

* Represents less than 1% of the total number of shares of Common Stock outstanding on the Voting Record Date.

(1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to beneficially own shares of Common Stock if he or she, directly or indirectly, has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, includes shares of Common Stock held directly by the individuals as well as by members of such individuals' immediate family who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals effectively exercise sole or shared voting and/or investment power. Fractional shares of Common Stock held by certain executive officers under the First Federal Capital Corp. Employee Stock Ownership Plan (the "ESOP"), the First Federal Savings Bank La Crosse-Madison Savings Investment Plan (the "401(k) Plan"), and the Rock Financial Corp. Employee Stock Ownership Plan (the "Rock ESOP") have been rounded to the nearest whole share.

(2) Mr. and Mrs. Cleary possess shared voting and dispositive power with respect to 281,665 of the indicated shares and Mr. Cleary holds 55,000 of the indicated shares through an Individual Retirement Account. Persons and entities related to Mr. and Mrs. Cleary who or which beneficially own shares of Common Stock include: Sandra G. Cleary and Kristine H. Cleary, adult children of Mr. and Mrs. Cleary, who possess sole voting and dispositive power individually or by trust with respect to 13,757 shares and 11,451 shares, respectively; L. Hope Kumm, Gail K. Cleary's mother, who possesses sole voting and dispositive power with respect to 43,500 shares; Megan Coffey and Sara Coffey, grandchildren of Mr. and Mrs. Cleary, who beneficially own 3,331 shares, respectively; The Cleary Foundation, Inc. and The Kumm Foundation, Inc., charitable corporations for which various members of the Cleary and Kumm families serve as executive officers and directors, which possess sole voting and dispositive power with respect to 37,965 shares and 19,365 shares, respectively; and the Roy E. Kumm Family Trust, La Crosse Trust Company, Trustee, of which L. Hope Kumm and Gail K. Cleary, Sandra G. Cleary and Kristine H. Cleary are beneficiaries, which possesses sole voting and dispositive power with respect to 17,600 shares.

(3) Includes shares of Common Stock which the named individuals and certain executive officers have the right to acquire within 60 days of the Voting Record Date pursuant to the exercise of stock options as follows: Mr. Bennett - 39,925; Ms. Davenport - 0; Mr. Leinfelder - 11,733; Mr. Lommen - 11,733; Mr. Luby - 0; Mr. Mebane - 2,933; Mr. Nordeen - 5,866; Mr. Quillin
    - 11,732; Mr. Rennebohm - 8,623; Mr. Rundle - 11,733; Mr. Schini - 128,933;
    Mr. Rusch - 64,091; Mr. Price - 64,091; and Mr. Konradt - 40,064. Does not include options for shares of Common Stock which do not vest within 60 days of the Voting Record Date which have been awarded to executive officers and directors under the Company's stock option plans.

(4) Includes shares of Common Stock awarded under the Company's stock incentive plans which are subject to vesting requirements. Recipients of restricted stock awards may direct voting prior to vesting.

(5) Includes shares of Common Stock allocated to the accounts of executive officers pursuant to the 401(k) Plan, for which such individuals possess shared investment power and shared voting power over the shares of Common Stock allocated to their own account, of which approximately 154 shares are allocated to accounts of the executive officers named in the Summary Compensation Table as follows: Mr. Schini - 0; Mr. Rusch - 0; Mr. Price - 0; and Mr. Konradt - 154.

(6) Includes shares of Common Stock allocated to certain executive officers under the ESOP and the Rock ESOP, for which such individuals possess shared voting power, of which approximately 34,872 shares were allocated to executive officers named in the Summary Compensation Table as follows: Mr. Schini - 11,609; Mr. Rusch - 6,809; Mr. Price - 6,674; Mr. Konradt - 4,924;
    and Mr. Bennett - 4,856.





            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the shares of Common Stock outstanding, to file reports of ownership and changes in ownership with the SEC and the NASD by certain dates. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based upon review of the information provided to the Company, the Company believes that during the fiscal year ended December 31, 1996, officers, directors and greater than ten percent shareholders complied with all Section 16(a) filing requirements.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


SUMMARY COMPENSATION TABLE

         The following table summarizes the total compensation paid by the Bank to its Chief Executive Officer and the next four highest paid executive officers of the Company and its subsidiaries whose compensation, based on salary and bonus, exceeded $100,000 during the Company's fiscal years ended December 31, 1996, 1995 and 1994.


                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                        ANNUAL COMPENSATION(3)         COMPENSATION AWARDS
                                        ----------------------      -------------------------

                                                                     VALUE OF        NUMBER
                                                                    RESTRICTED      OF SHARES
                                                                       STOCK       SUBJECT TO         ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY(1)      BONUS(2)    AWARDS(4)(5)   OPTIONS(6)      COMPENSATION(7)
---------------------------      ----   ----------     --------- ---------------   ----------      ---------------
Thomas W. Schini  . . . . . .    1996   $  302,083    $  70,796             --           --           $ 18,057
  Chairman, President and        1995      287,214       37,900     $  390,096       39,000             20,455
  and Chief Executive            1994      269,243       82,878        280,287           --             24,578
  Officer

Jack C. Rusch . . . . . . . .    1996   $  141,917    $  25,277             --           --           $  6,890
   Executive Vice President,     1995      132,667       14,420     $  146,520       14,700             11,606
   Treasurer and                 1994      124,373       23,548        104,722           --             15,721
   Chief Financial Officer

Bradford R. Price . . . . . .    1996   $  141,917    $  25,277             --           --           $  6,034
   Executive Vice President      1995      132,667       14,420     $  146,520       14,700             10,770
   and Secretary                 1994      124,493       23,548        104,722           --             14,901

Joseph M. Konradt . . . . . .    1996   $  121,668    $  21,914             --           --           $  5,601
   Senior Vice President         1995      111,667       12,110     $  108,198       12,600              8,604
                                 1994      103,133       19,240         58,527           --             11,653

John T. Bennett(8)  . . . . .    1996   $  105,000    $  25,750             --           --           $ 82,980
   President-Rock Division of    1995       92,306       21,000     $   46,800       11,700                 --
   the Bank established in
   connection with the
   Rock Merger

______________________________

(FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(1) Includes compensation earned and deferred by the named executive officers pursuant to the 401(k) Plan.

(2) Executive officers of the Company receive cash bonus compensation under the First Federal Savings Bank La Crosse-Madison Annual Incentive Bonus Plan (the "Annual Bonus Plan") which is based upon the Bank's performance. See "Compensation Committee Report." For the fiscal years ended December 31, 1994, 1995 and 1996, all bonus compensation paid to the named executive officers was made pursuant to the Annual Bonus Plan, with the exception of a cash bonus paid by Rock Savings Bank to Mr. Bennett in fiscal 1995 under the Rock Savings Bank bonus plan prior to consummation of the merger of Rock Financial Corp. with and into the Company (effective December 1995)(the "Rock Merger"), and a discretionary bonus paid to Mr. Bennett in fiscal 1996 under a bonus pool established for Rock Savings Bank employees in connection with the Rock Merger.

(3) Perquisites provided to the named executive officers by the Company did not exceed the lesser of $50,000 or 10% of each named executive officer's total annual salary and bonus during the fiscal years indicated, and accordingly, are not included.

(4) Amounts shown in this column represent the value of shares of Common Stock contingently awarded pursuant to the terms of the Company's long-term stock incentive plans in effect for the fiscal years ended December 31, 1994 and 1995. No shares of restricted stock were awarded during the fiscal year ended December 31, 1996. Vesting of the shares awarded is contingent upon the Company's financial performance relative to peer group performance measured using return on equity ("ROE") for the applicable plan periods. The amounts indicated for fiscal 1994 represent the aggregate value of restricted stock awards at the date of grant in April 1994 which were contingently awarded pursuant to the Company's long-term incentive plan for the 1992-1994 period as follows: (i) Mr. Schini - 19,576 shares; (ii) Mr. Rusch - 7,314 shares; (iii) Mr. Price - 7,314 shares; and (iv) Mr. Konradt - 4,087 shares. The amounts indicated for fiscal 1995 represent the aggregate value of additional shares of restricted stock at December 31, 1995 awarded pursuant to the 1992-1994 long-term incentive plan based upon the Company exceeding plan performance targets for the 1992-1994 period as follows: (i) Mr. Schini
      - 8,672 shares; (ii) Mr. Rusch - 3,240 shares; (iii) Mr. Price -3,240 shares; and (iv) Mr. Konradt - 1,811 shares. In addition, the amounts indicated for fiscal 1995 represent the aggregate value of restricted stock at December 31, 1995 contingently awarded pursuant to the 1995-1997 long-term incentive plan assuming the Company achieves the average ROE target for 1995-1997 as follows: (i) Mr. Schini -13,000 shares; (ii) Mr. Rusch - 4,900 shares; (iii) Mr. Price - 4,900 shares; (iv) Mr. Konradt - 4,200 shares; and (v) Mr. Bennett - 2,600 shares. Restricted stock awarded for the 1992-1994 period vests at the rate of 50% on January 1, 1996 and 1997. Restricted stock awarded for the 1995-1997 period will vest at the rate of 50% on January 1, 1999 and 2,000, provided the applicable plan performance criteria are satisfied for the 1995-1997 period.

(5) At December 31, 1996, the aggregate value of restricted (unvested) stock holdings by Messrs. Schini, Rusch, Price, Konradt and Bennett was $637,414, $239,160, $239,160, $167,978 and $61,100, respectively, based on a total of 27,124, 10,177, 10,177, 7,148 and 2,600 shares awarded in fiscal 1994 and 1995, respectively, and the value of the Company's Common Stock on that date ($23.50 per share). Recipients of restricted stock awards are entitled to vote and receive payment of any dividends on unvested shares of Common Stock. For a further discussion of the Company's long-term incentive plans, see "Compensation Committee Report."

(6) Amounts shown in this column represent the total number of shares of Common Stock subject to options granted to the named executive officers, with the exception of Mr. Bennett, under the Company's long-term stock incentive plans during the fiscal year ended December 31, 1995. No options were granted to the named individuals in fiscal 1994 or 1996.
      The amount shown in this column for Mr. Bennett represents options to acquire shares of Common Stock awarded pursuant to the terms of a Reorganization Agreement providing for the Rock Merger under the Rock Financial Corp. 1992 Stock Option and Incentive Plan which was assumed by the Company in connection with the Rock Merger.

(7) Amounts shown in this column represent the Bank's contributions on behalf of the named executive officers under the 401(k) Plan, the ESOP, the Executive Life Bonus Plan ("Life Bonus Plan"), and disability insurance premiums paid by the Bank for the fiscal years ended December 31, 1994, 1995 and 1996. The amounts shown for each individual for the fiscal year ended December 31, 1996 are derived from the following figures: (i) Mr. Schini - $2,250 matching contribution under the 401(k) Plan; $2,250 -ESOP contribution; $11,747 -Life Bonus Plan payment; and $1,810 - disability premium; (ii) Mr. Rusch - $2,250 - matching contribution under the 401(k) Plan; $2,250 - ESOP contribution; $1,763 - Life Bonus Plan payment; and $627 - disability premium; (iii) Mr. Price - $2,250 matching contribution under the 401(k) Plan; $2,250 - ESOP contribution; $1,091 - Life Bonus Plan payment; and $443 - disability premium; (iv) Mr. Konradt -$2,154 - matching contribution under the 401(k) Plan; $2,154 - ESOP contribution; $1,100 Life Bonus Plan payment; and $193 - disability premium; and (v) Mr. Bennett - $1,944 - Life Bonus Plan payment; $80,887 - Rock ESOP allocation; and $149 - disability premium. The Rock ESOP allocation paid to Mr. Bennett in fiscal 1996 resulted from an accelerated distribution made to all participants in the Rock ESOP because the Rock ESOP loan was repaid in connection with the Rock Merger.

(8) Mr. Bennett became President of the Bank's Rock Division on December 7, 1995, the date of consummation of the Rock Merger. The salary amount indicated for fiscal 1995 represents $83,765 paid by Rock Savings Bank for his services prior to the Rock Merger and $8,541 paid by the Bank following consummation of the Rock Merger, and the bonus amount represents bonus compensation Mr. Bennett earned under the Rock Savings Bank bonus plan which was paid to Mr. Bennett in November 1995. In connection with the Rock Merger, the Bank entered into an employment agreement with Mr. Bennett which provides for an annual base salary of $105,000. See "--Employment Agreements."

STOCK OPTIONS

         As of December 31, 1996, the Company and its subsidiaries had 736 officers and employees eligible to participate in the Company's current stock option and incentive plans, which include the First Federal Capital Corp. 1989 Stock Incentive Plan, the First Federal Capital Corp. 1992 Stock Incentive Plan and the First Federal Capital Corp. 1992 Stock Option and Incentive Plan (f/k/a the Rock Financial Corp. 1992 Stock Option and Incentive Plan) (collectively, the "Stock Option and Incentive Plans"). As of December 31, 1996, 906,770 shares of Common Stock had been granted under the Stock Option and Incentive Plans (either in the form of option grants or restricted stock awards) and a total of 97,669 shares of Common Stock were available for granting. The executive officers listed in the Summary Compensation Table did not receive individual option grants under the Stock Option and Incentive Plans during the fiscal year ended December 31, 1996.

         The following table sets forth certain information concerning the exercise of stock options granted under the Company's Stock Option and Incentive Plans by the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1996, and the value of their unexercised stock options at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                             VALUE OF
                                                              NUMBER OF                    UNEXERCISED
                                                             UNEXERCISED                   IN-THE-MONEY
                          NUMBER OF                            OPTIONS                       OPTIONS
                           SHARES                         AT FISCAL YEAR-END          AT FISCAL YEAR-END (2)
                         ACQUIRED ON       VALUE     ----------------------------  ----------------------------
NAME                      EXERCISE      REALIZED(1)  EXERCISABLE    UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
----                   --------------   -----------  -----------    -------------  -----------    -------------
Thomas W. Schini  . . .         0              0       128,933        26,000       $2,068,660      $208,000

Jack C. Rusch . . . . .         0              0        64,091         9,800        1,087,531        78,400

Bradford R. Price . . .         0              0        64,091         9,800        1,087,531        78,400

Joseph M. Konradt . . .         0              0        40,064         8,400          672,759        67,200

John T. Bennett . . . .     1,500      $  20,693        26,020        13,705          401,250       144,289

______________________________

(1) The value realized was calculated based upon the difference between the fair market value of the shares of Common Stock subject to the exercised options on the exercise date and the exercise price of the options.

(2) The value of Unexercised In-the-Money Options is based upon the difference between the fair market value of the stock options ($23.50) and the exercise price of the options at December 31, 1996.

PENSION PLAN

         The Bank maintains the First Federal Savings Bank La Crosse-Madison Pension Plan (the "Pension Plan") for the benefit of employees of the Company and its subsidiaries. The Pension Plan is a non-contributory defined benefit pension plan. All employees who are at least age 21 and who have completed twelve months of at least 1,000 hours of service with the Company or its subsidiaries are eligible to participate in the Pension Plan.

         Benefits are generally payable under the Pension Plan upon retirement at age 65 based upon an average of an employee's five highest consecutive annual amounts of compensation during the last ten years of employment. Compensation is defined to include salary, bonuses, overtime, commissions, vacation and 401(k) plan deferrals, and does not include expense reimbursement, non-cash or stock compensation. Benefits are calculated based on a formula that is coordinated with Social Security covered compensation. Such amounts are within 10% of the total compensation and bonus reported for the named individuals in the Summary Compensation Table above.

         The maximum annual compensation which may be taken into account under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") (as adjusted from time to time by the Internal Revenue Service) for calculating contributions under qualified defined benefit plans currently is $150,000 and the maximum annual benefit permitted under such plans currently is $150,000.
At December 31, 1996, Messrs. Schini, Rusch, Price, Konradt and Bennett had 37.5, 12.7, 16.8, 15.6 and 0 years of credited service, respectively, under the Pension Plan.

         The Board of Directors of the Bank also has authorized a supplemental non-qualified retirement plan ("Supplemental Plan") to provide certain additional retirement benefits to Mr. Schini. The Supplemental Plan provides that Mr. Schini shall receive a supplemental pension benefit commencing on the first day of the calendar month following his termination of employment equal to the dollar amount of the retirement benefit that would have been paid under the Pension Plan, 401(k) Plan and ESOP without regard to the maximum annual benefit limitation of Section 415 of the Internal Revenue Code (which was $150,000 for 1996) and the maximum annual compensation limitation in Section 401(a)(17) of the Internal Revenue Code ($150,000 for 1996). The Supplemental Plan provides that the Bank shall establish a supplemental defined contribution account which shall include the amount of contributions which were not allocated to Mr. Schini's account under the 401(k) Plan and ESOP because of the limitations imposed by the Internal Revenue Code. In addition to the amounts payable in the table below, the additional projected benefits under the Supplemental Plan payable to Mr. Schini amounted to an annual benefit at age 65 of $84,002 with respect to the Pension Plan and a lump sum benefit of $98,563 with respect to the 401(k) Plan and the ESOP at December 31, 1996.

         The following table sets forth the estimated annual benefits payable upon retirement at age 65 in fiscal 1996 to the named executive officers under the Company's Pension Plan, expressed in the form of a ten year "single life" annuity benefit, based on average annual compensation and years of service classifications specified. The table does not set forth the amount of minimum annual benefits accrued by certain Pension Plan participants under the benefit plan formula previously in effect before the Pension Plan was amended.

                               PENSION PLAN TABLE


 AVERAGE                                                       CREDITABLE YEARS OF SERVICE AT AGE 65
  ANNUAL                                           ------------------------------------------------------------
COMPENSATION                                          10               15               20               25
------------                                       ---------        ---------        ---------        ---------
$    60,000 . . . . . . . . . . . . . . . . .       $10,000          $14,000          $19,000          $24,000
     80,000 . . . . . . . . . . . . . . . . .        13,000           20,000           26,000           33,000
    100,000 . . . . . . . . . . . . . . . . .        17,000           25,000           34,000           42,000
    120,000 . . . . . . . . . . . . . . . . .        21,000           31,000           41,000           52,000
    140,000 . . . . . . . . . . . . . . . . .        24,000           37,000           49,000           61,000
    160,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    180,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    200,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    220,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    240,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    260,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    280,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    300,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    320,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    340,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    360,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    380,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000
    400,000 . . . . . . . . . . . . . . . . .        26,000           39,000           52,000           65,000


EMPLOYMENT AGREEMENTS

         The Bank has entered into employment agreements with Messrs. Thomas W. Schini, Bradford R. Price, Jack C. Rusch, Joseph M. Konradt and John T. Bennett (collectively, the "Employment Agreements"). The Employment Agreements provide for the continued employment of each executive in his present position. The Employment Agreements provide Messrs. Schini, Price, Rusch, Konradt and Bennett with annual base salaries which currently amount to $304,500, $143,500, $143,500, $125,000 and $105,000, respectively. Messrs. Schini, Price and Rusch's employment agreements initially extended for three years, and Mr. Konradt's employment agreement initially extended for two years, and each agreement may be extended on an annual basis for successive additional one-year periods upon the expiration of each year of the term upon review and approval by the Board of Directors of the Bank. In March 1996, the Board of Directors of the Bank extended the term of each of the employment agreements with Messrs. Schini, Price, Rusch and Konradt for an additional year. In addition, in March 1996, the Bank also entered into a three-year employment agreement with Mr. Bennett which includes substantially the same terms as the Employment Agreements with Messrs. Schini, Price, Rusch and Konradt. In connection with the Rock Merger, the Bank had entered into a three-year employment agreement with Mr. John T. Bennett, President of the Bank's Rock Division. The employment agreement was intended to ensure Mr. Bennett remains with the Bank following the Rock Merger and would be available to assist in the integration of the former Rock Savings Bank offices into the Bank's operations and then to oversee ongoing operations and marketing in the area formerly served by Rock Savings Bank.

         Under the Employment Agreements, the Bank may, without further liability, terminate such employment for "cause," which includes, generally, conviction of a felony or any crime involving falsehood, fraud or moral turpitude, willful failure to perform his duties and responsibilities in accordance with written instructions approved by at least two-thirds of the Board, a willful act of misconduct or violation of any law, regulation or cease and desist order which is injurious to the Bank, a willful breach of fiduciary duty involving personal profit and incompetence, personal dishonesty or material breach of the Employment Agreement by the executive. The Employment Agreements also provide for termination or suspension of rights granted if the executives are terminated, suspended or permanently removed for certain violations of federal laws, or if regulatory authorities were to determine that the Bank is operating in an unsafe financial condition.

         In the event of a termination for cause, the Bank's obligations under the Employment Agreements to Messrs. Schini, Price, Rusch, Konradt and Bennett cease. In the event of termination of employment under certain circumstances, including termination without cause or other breach of the Employment Agreements by the Bank, the executive would be entitled to receive, for the remainder of the employment term, compensation at substantially the same rate paid to him prior to such termination in accordance with the Employment Agreement. If the termination follows a "Change in Control," as defined therein, the executive may elect to receive the severance payment in a lump sum, calculated on the basis of his average annual compensation for the three years prior to the date of termination multiplied by the remaining term of the agreement. The payments are limited, however, not to exceed such amounts that would be deemed to constitute "excess parachute payments" within the meaning of
Section 280G of the Internal Revenue Code, and by any amounts paid by a subsequent employer. In addition, the executives would receive additional benefits under the Pension Plan in an amount determined as if the executive were fully vested under the Pension Plan and had accumulated the additional years of credited service under the Pension Plan that he would have received had he continued employment with the Bank for the entire employment term at the highest annual rate of base salary in effect during the twelve months immediately preceding the termination date. Assuming that average annual compensation was at each executive's existing salary level for fiscal 1996, severance pay in the event of a Change in Control would amount to $913,500, $430,500, $430,500, $250,000 and $315,000 for Messrs. Schini, Price, Rusch,
Konradt and Bennett, respectively.

         The Employment Agreements define a "Change in Control" to include a change in control under certain federal laws regardless of whether approval of the Change in Control is required under such laws and whether resulting from merger, consolidation, reorganization, acquisition of the Bank or its assets, or any other event. The following other circumstances involving a Change in Control of the Bank which, if they occur, also provide the executives with termination benefits under the Employment Agreements: (i) termination of an executive officer's employment otherwise than for cause after a Change in Control; (ii) resignation by an executive officer following a significant change in the nature or scope of his authorities or duties; (iii) a reassignment to duties in a location more than 25 miles from the location of the executive officer's principal office immediately before such Change in Control; and (iv) a determination by an executive officer that, as a result of such Change in Control and subsequent changes in the circumstances of his employment, he is unable to exercise effectively his prior authority or responsibility.

COMPENSATION OF DIRECTORS

     BOARD FEES

         Each member of the Board of Directors of the Company who is not a full-time employee is paid an annual retainer of $10,000. In addition, each non-employee director of the Company who also is a member of the Board of Directors of the Bank is paid an annual retainer of $10,000 for services rendered to the Bank. The Bank also contributes towards health insurance premiums on behalf of certain directors who previously have so elected, which are taxable to the directors. Participation in the Bank's health insurance plans is no longer offered to existing or new directors.

     DIRECTORS' DEFERRED COMPENSATION PROGRAM

         The Company and the Bank maintain plans under which members of their Boards of Directors may elect to defer receipt of all or a portion of their directors' fees. Under the plans, the Company and the Bank are obligated to repay the deferred fees, in the manner elected by the participating director, together with interest at a stated rate. The repayments generally will commence upon the participating director's resignation from the Board of Directors, although the participating director may elect to receive repayments at an earlier time. During the fiscal year ended December 31, 1996, no director deferred funds pursuant to these deferred compensation plans.

     DIRECTORS' STOCK OPTION PLAN

         The Company adopted the 1989 Directors' Stock Option Plan and the 1992 Directors' Stock Option Plan (collectively, the "Directors' Plans") which provide for the grant of compensatory stock options to non-employee directors of the Company and the Bank. Pursuant to the Directors' Plans, each director of the Company or the Bank who is not also an employee of the Company or any subsidiary is granted a compensatory stock option to purchase 2,933 shares of Common Stock upon election or reelection to the Boards of Directors of the Company and the Bank. The Directors' Plans also authorize discretionary grants of options to purchase shares of Common Stock.



                         COMPENSATION COMMITTEE REPORT

I.       COMPENSATION COMMITTEE

         The Personnel and Compensation Committee of the Bank (the "Committee") is responsible for recommending to the Board of Directors of the Bank the levels of compensation and benefits (excluding stock option grants and restricted stock awards) for executive officers of the Bank. The Stock Option Committee of the Company reviews and approves the grant of options and restricted stock awards pursuant to the Company's stock incentive plans.

         Under rules established by the SEC, the Company is required to provide certain data and information regarding the compensation and benefits provided to the Company's Chief Executive Officer and certain other executive officers of the Company. The rules require compensation disclosure in the form of tables and a report by the Compensation Committee of the Company which explains the rationale and considerations that led to fundamental decisions affecting such individuals. The Committee has prepared the following report, at the direction and approval of the Board of Directors of the Company, for inclusion in this Proxy Statement.

II.      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Committee consists of the same independent directors who are neither officers nor employees of the Company or the Bank ("Outside Directors"), Messrs. Quillin, Funk, Luby and Rundle, who serve on the Company's Stock Option Committee. Mr. Quillin serves as Chairman of the Committee and Mr. Funk serves as Chairman of the Company's Stock Option Committee. There are no interlocks, as defined under the rules and regulations of the SEC, between the Committee, the Company's Stock Option Committee and corporate affiliates of members of such committees.


III.     EXECUTIVE COMPENSATION POLICIES AND PLANS

         The Committee uses the concept of total compensation in structuring a combination of base salary, incentive bonus, long-term compensation and perquisites for executive officers. It is the intent of the Committee to recommend a base salary for executive officers that is comparable to the median pay level of executives of similarly sized financial institutions based upon available competitive market data. The Committee uses outside consultants and published compensation survey data to review competitive rates of pay, to establish salary ranges, and to recommend base salary and bonus pay levels. Based upon such review, for fiscal 1996, the average increase in base salary for the four highest paid executive officers (other than the CEO) was 6.4%. The Company's executives, in general, will receive a level of compensation (base salary plus cash incentive bonus) at or above the median annual compensation paid by financial competitors of the Company only when the Company meets or exceeds the median ROA and ROE levels of its peer group.

         The Committee also recognizes that "compensation" (as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) in excess of $1,000,000 per year to an executive officer is not deductible by the Company unless such compensation is performance-based compensation approved by the shareholders of the Company and thus, is not "compensation" for purposes of complying with the limit on deductibility. The Committee has been advised that no executive officer of the Company received compensation in fiscal 1996 that will result in the loss of a corporate federal income tax deduction under Section 162(m) of the Internal Revenue Code.

         Both short-term and long-term incentive plans are used to reward executive officers for the Company's performance relative to identified peer groups. Short-term incentive compensation, paid in the form of annual cash bonuses, is determined pursuant to factors outlined in the First Federal Savings Bank La Crosse-Madison Annual Incentive Bonus Plan (the "Annual Bonus Plan") and long-term incentive compensation, paid in the form of restricted stock awards and stock option grants, is determined pursuant to factors outlined in the Company's long-term performance award plans which are reviewed and approved by the Board of Directors of the Company every three years.

     ANNUAL BONUS PLAN

         The factors used in measuring the Company's performance under the Annual Bonus Plan are a weighted combination of return on assets ("ROA") and return on equity ("ROE"). In general, a payment pursuant to the terms of the Annual Bonus Plan is made only after the Company's financial performance equals or exceeds median peer group financial performance. The peer group includes a group of similarly sized publicly traded thrifts. The Board of Directors reviews the terms of the Annual Bonus Plan each year and establishes the threshold, target and maximum ROA and ROE levels, and percentage of incentive award to be based upon ROA and ROE, respectively, after evaluation of the Company's strategic business plan and other factors the Board deems appropriate. For fiscal 1996, ROA accounted for 25% and ROE accounted for 75% of the total cash incentive award opportunity. Executive officers earned incentive compensation based on the Company achieving threshold, target and maximum ROA and ROE performance at the 50th percentile, 75th percentile and 90th percentile, respectively, of the peer group. In general, if financial performance is below the threshold level, no incentive compensation will be earned. Individual award targets vary by executive group (Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and Department Managers) and are established as a percentage of base salary. However, even if the Company's performance exceeds the target ratios of the peer group, the Board of Directors of the Company and the Bank can elect to reduce or cancel incentive payments if the Company's ROE does not equal or exceed a "risk-free rate of return" defined to be 110% of the average one-year treasury bill rate for the plan year. In addition, the performance measures may be adjusted in any fiscal year if the Board of Directors approves management proposals or directs management to implement proposals designed to enhance the long-term performance of the Company but which would materially impact payments under the Annual Bonus Plan.

         For fiscal 1996, the Company is projected to achieve financial performance objectives that exceed the 55th percentile for ROA and the 65th percentile for ROE relative to the Annual Bonus Plan peer group. Based on the Company's projected financial performance, cash bonuses were paid to Annual Bonus Plan participants in fiscal 1996 representing part of the ROA and ROE components of their 1996 bonus award. The balance of the 1996 incentive cash bonus will be paid in fiscal 1997 when final peer data is available. The average bonus earned under the Annual Bonus Plan in fiscal 1996 by the four highest paid executive officers at year-end (other than the CEO) was 17.1% of their base salaries compared to 10.2% in fiscal 1995.

     LONG-TERM AWARD PLAN

         In fiscal 1995, the Board of Directors of the Company reviewed and approved the terms of the First Federal Capital Corporation Long-Term Performance Award Plan (1995-1997) (the "Long-Term Award Plan") which provides for the grant of stock options and awards of restricted stock. The purpose of the Long-Term Award Plan is to strengthen the link between executive compensation and long-term organization performance. In determining appropriate stock option grants and stock awards, the Stock Option Committee considers the executives' contribution toward institutional performance and the executives' expected contribution toward meeting the organization's long-term strategic goals as well as industry practice. Any value received by the executive from an option grant and any increase in the value of a stock award is a function of any increase in the price of the Common Stock. As a result, the value of the long-term compensation is directly aligned with increased stockholder value. The total of targeted or projected values of long-term awards at the date of the grant is set considering observed market practices for similar institutions in the financial industry.

         Pursuant to the Long-Term Award Plan, the Company's financial performance is measured by comparing the Company's average ROE over a three-year performance period to the average ROE of all publicly traded thrifts (as defined by the SNL Securities database of publicly traded thrifts) over the same period. Executive officers are granted stock options and awarded restricted stock based upon the Company achieving threshold, target and maximum ROE performance at the 50th percentile, 75th percentile and 90th percentile, respectively, of all publicly traded thrifts. Individual award targets vary by executive group (Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents) and are established as a percentage of base salary.
Department Managers also are eligible to participate and may be awarded stock options and restricted stock at the discretion of the Stock Option Committee. Under the Long-Term Award Plan, stock options are granted and restricted stock is awarded at the beginning of the performance period based upon the Company achieving the target 75th percentile performance. The options vest at the rate of 33 1/3% over a three-year period from the date of grant, with no adjustment at the end of the plan period. The exercise price of the options is established at the fair market value of the Company's Common Stock on the date of grant. Restricted stock is awarded at the beginning of the plan period, subject to adjustments and vesting schedules as described herein.

         In fiscal 1995, options to acquire 92,700 shares of Common Stock were granted to executive officers of the Company (including the CEO), and 29,600 shares of restricted stock were contingently awarded to such executive officers, subject to the Company achieving ROE performance during the 1995-1997 plan period that equals or exceeds the 75th percentile of all publicly traded thrifts. At the end of the 1995-1997 performance period, all of the contingently issued restricted shares must be forfeited by participants if the Company has not achieved the threshold 50th percentile performance and a portion of the restricted shares must be forfeited by participants if the Company has not achieved the target 75th percentile performance. If the Company's performance has exceeded the target 75th percentile, additional shares of restricted stock will be awarded as provided for under the Long-Term Award Plan. The balance of such additional awards, if any, will be made in fiscal 1998 when final peer data is received. The restricted stock awards, when finalized for the 1995 - 1997 plan period, will be subject to a two-year vesting period with 50% of the award vesting on January 1 of each year in 1999 and 2000. However, the Stock Option Committee may elect to cancel or reduce restricted stock awards if the Company's average three-year ROE is below a "risk-free rate of return" defined to be 110% of the average three-year treasury bill over the performance period.

         In fiscal 1996, no options to purchase shares of Common Stock were granted and no restricted stock awards were made to executive officers under the Long-Term Award Plan as fiscal 1996 falls in the middle of the 1995-1997 plan period, and no such awards were made to executive officers of the Company outside of the Long-Term Award Plan.

         Shares of restricted stock and stock options granted pursuant to the Long-Term Award Plan are made from shares of Common Stock reserved for issuance under the First Federal Capital Corp. 1989 Stock Incentive Plan, the First Federal Capital Corp. 1992 Stock Incentive Plan and the Rock Financial Corp. 1992 Stock Option and Incentive Plan (which was assumed by the Company in connection with the Rock Merger) (collectively the "Stock Option and Incentive Plans"). Under the Stock Option and Incentive Plans, the Stock Option Committee also may authorize discretionary awards irrespective of whether the performance criteria set forth in the Long-Term Award Plan are met.


IV.      CEO COMPENSATION

         Mr. Schini's cash compensation (salary and bonus) for fiscal 1996 consisted of a competitively determined base salary as well as the payment of a cash incentive bonus based upon the Company's 1995 and 1996 financial performance. Mr. Schini's base salary was increased 5% over 1995 which, in part, reflected the Committee's recommendation to pay him a base salary that was representative of comparable financial institutions of similar asset size and performance. Mr. Schini receives no additional payment for serving as a member of the Board of Directors of the Company or the Bank. During fiscal 1996, a cash incentive bonus of $70,796 was paid to Mr. Schini which represented a portion of his 1996 bonus as well as the balance of his 1995 bonus under the Company's Annual Bonus Plan. The 1995 cash bonus reflected the Company's financial performance relative to its peer group which data was below the 50th percentile for ROA and at the 74th percentile for ROE. The Company achieved a ROA of 0.97% and a ROE of 14.21% for fiscal 1996 (excluding the effects of a one-time, industry wide assessment by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund) which resulted in a partial payment to Mr. Schini in fiscal 1996 representing a portion of the ROA and ROE components of his bonus. The balance of Mr. Schini's 1996 incentive cash bonus will be paid to him in 1997 when final peer data is received. Incentive cash compensation paid in 1996 was 23.3% of base compensation compared to 13.1% of base compensation in 1995. During fiscal 1996, no options to purchase shares of Common Stock were granted and no restricted stock awards were made to any executive officer of the Company.





                                        PHILLIP J. QUILLIN

                                        HENRY C. FUNK

                                        PATRICK J. LUBY

                                        DON P. RUNDLE

                            STOCK PERFORMANCE GRAPH

         The following graph compares the yearly cumulative total return on the Common Stock over a five-year measurement period with (i) the yearly cumulative total return on the stocks included in the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") Stock Market Index (for United States companies) and (ii) the yearly cumulative total return on the stocks included in the NASDAQ Bank Stock Index. The cumulative returns set forth in each graph assume the reinvestment of dividends into additional shares of the same class of equity securities at the frequency with which dividends were paid on such securities during the applicable comparison period.


                                 [LINE GRAPH]

                                                12/31/91     12/31/92     12/31/93    12/30/94   12/29/95    12/31/96
                                                --------     --------     --------    --------   --------    --------
First Federal Capital Corp                       100.0        182.6         233.3       264.6      303.1       407.2
Nasdaq Stock Market (US Companies)               100.0        116.4         133.6       130.6      184.7       227.2
Nasdaq Bank Stocks                               100.0        145.6         166.0       165.4      246.3       325.6
SIC 6020-6029, 6710-6719 US & Foreign

Notes:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the precedig trading day is used.

    D. The index level for all series was set to $100.0 on 12/31/91.

              INDEBTEDNESS OF MANAGEMENT AND CERTAIN TRANSACTIONS

         Prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended ("FIRREA"), FFLX and FFMD followed the policy of making loans to their directors, officers and employees at preferred interest rates and fees. In accordance with FIRREA, all loans to officers and directors are now made on the same terms, including interest rates, loan fees, and collateral as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. During 1996, no director or executive officer of the Company or the Bank had loans outstanding at preferred interest rates from the Company or the Bank which aggregated $60,000 or more. At December 31, 1996, the Bank had twelve loans to directors and executive officers of the Company and the Bank and their affiliates which amounted to $948,248 or less than .10% of the Company's stockholders' equity at such date.

         The Company and the Bank intend that all transactions in the future between the Company and the Bank and executive officers, directors, holders of 10% or more of the shares of any class of Common Stock of the Company and affiliates thereof, will contain terms no less favorable to the Company or the Bank than could have been obtained by them in arms' length negotiations with unaffiliated persons and will be approved by a majority of outside directors of the Company or the Bank, as applicable, not having any interest in the transaction.


               STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in April 1998, must be received at the principal executive offices of the Company, 605 State Street, La Crosse, Wisconsin 54601, Attention: Bradford R. Price, Executive Vice President and Secretary, no later than November 13, 1997. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.


         Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 2.17 of the Company's Bylaws, which provides that business at an annual meeting of stockholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of the proxy materials by the Company for the immediately preceding annual meeting. A stockholder's notice must set forth as to each matter the stockholder proposes to bring before an annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of Common Stock of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

                                 OTHER MATTERS

         Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company has retained Regan & Associates, a professional proxy solicitation firm, to assist in the solicitation of proxies. Regan & Associates will be paid a fee of $4,250 for its services, plus reimbursement for reasonable out-of-pocket expenses. The Company has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock and will reimburse such holders for reasonable expenses incurred by them in connection therewith. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation therefor.



                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ Bradford R. Price

                                        Bradford R. Price
                                        Executive Vice President and Secretary


La Crosse, Wisconsin
March 12, 1997

 REVOCABLE PROXY                       FIRST FEDERAL CAPITAL CORP.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST FEDERAL CAPITAL CORP.  (THE"COMPANY") FOR THE USE AT
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 1997, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
        The undersigned hereby appoints Bradford R. Price and Jack C. Rusch as proxies, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, $0.10 par value per share ("Common Stock") of the Company held of record by the undersigned on March 5, 1997, at the Annual Meeting of Stockholders
to be held at the Radisson Hotel, 200 Harborview Plaza, La Crosse, Wisconsin, on Wednesday, April 23, 1997, at 10:30 a.m., Central
Time, or any adjournments or postponements thereof.

1.      ELECTION OF DIRECTORS   []  FOR all nominees listed below                []  WITHHOLD AUTHORITY
                            (except as marked to the contrary below)         to vote for all nominees listed below
        Nominees for three-year term expiring in 2000:  Marjorie A. Davenport, Richard T. Lommen, Phillip J. Quillin
(Instructions:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

---------------------------------------------------------------------------------------------------------------------------------
2.      PROPOSAL TO APPROVE the First Federal Capital Corp. 1997 Stock Option and Incentive Plan.

                        []  FOR                 []  AGAINST              []  ABSTAIN

3.      PROPOSAL TO RATIFY the appointment of Ernest & Young LLP as the Company's independent auditors for the year ending December
        31, 1997.

                        []  FOR                 []  AGAINST              []  ABSTAIN

          (Continued, and to be signed and dated, on the reverse side)


                        (Continued from the other side)
4.      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF THE BOARD OF DIRECTORS, FOR THE PROPOSALS SPECIFIED IN ITEMS 2 AND 3 AND OTHERWISE AT THE DISCRETION OF THE PROXIES.
YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS
THEREOF.

                                                                        Dated____________________________________________, 1997
                                                                        _______________________________________________________
                                                                        _______________________________________________________
                                                                                           Signatures
                                                                        Please sign this exactly as your name(s) appear(s)
                                                                        on this proxy.  When signing in a representative
                                                                        capacity, please give title.  When shares are held
                                                                        jointly, only one holder need sign.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

 REVOCABLE PROXY                       FIRST FEDERAL CAPITAL CORP.

        The undersigned hereby instructs Firstar Trust Company, the Trustee of the Trust created pursuant to the Employee Stock
Ownership Plan ("ESOP") of First Federal Capital Corp. (the "Company"), to vote the shares of common stock, $0.10 par value per share ("Common Stock") of the Company which were allocated to my account as of March 5, 1997 under the ESOP upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company on April 23, 1997, at 10:30 a.m., Central Time, or
any adjournments or postponements thereof.

1.      ELECTION OF DIRECTORS   []  FOR all nominees listed below                []  WITHHOLD AUTHORITY
                            (except as marked to the contrary below)         to vote for all nominees listed below
        Nominees for three-year term expiring in 2000:  Marjorie A. Davenport, Richard T. Lommen, Phillip J. Quillin
(Instructions:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

---------------------------------------------------------------------------------------------------------------------------------
2.      PROPOSAL TO APPROVE the First Federal Capital Corp.  1997 Stock Option and Incentive Plan.

                        []  FOR                 []  AGAINST              []  ABSTAIN

3.      PROPOSAL TO RATIFY the appointment of Ernest & Young LLP as the Company's independent auditors for the year ending December
        31, 1997.

                        []  FOR                 []  AGAINST              []  ABSTAIN

          (Continued, and to be signed and dated, on the reverse side)


                        (Continued from the other side)
4.      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Company's Board of Directors recommends a vote FOR each of the nominees for director listed above and FOR the proposals specified in Items 2 and 3.  Such votes are hereby solicited by the Board of Directors.


                                                                        Dated____________________________________________, 1997
                                                                        _______________________________________________________
                                                                        _______________________________________________________
                                                                                           Signatures
                                                                        If you return this card properly signed but do not
                                                                        otherwise specify, shares will be voted FOR each of the
                                                                        nominees for director and FOR Proposals 2 and 3. If you
                                                                        do not return this card, shares will be voted by the
                                                                        Trustee.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

 REVOCABLE PROXY                       FIRST FEDERAL CAPITAL CORP.

        The undersigned hereby instructs Firstar Trust Company, the Trustee of the Trust created pursuant to the Savings Investment
Plan ("SIP") of First Federal Bank La Crosse-Madison, to vote the shares of common stock, $0.10 par value per share ("Common
Stock") of First Federal Capital Corp. (the "Company") which were allocated to my account as of March 5, 1997 under the SIP upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company on April 23, 1997, at 10:30 a.m., Central
Time, or any adjournments or postponements thereof.

1.      ELECTION OF DIRECTORS   []  FOR all nominees listed below                []  WITHHOLD AUTHORITY
                            (except as marked to the contrary below)         to vote for all nominees listed below
        Nominees for three-year term expiring in 2000:  Marjorie A. Davenport, Richard T. Lommen, Phillip J. Quillin
(Instructions:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

---------------------------------------------------------------------------------------------------------------------------------
2.      PROPOSAL TO APPROVE the First Federal Capital Corp.  1997 Stock Option and Incentive Plan.

                        []  FOR                 []  AGAINST              []  ABSTAIN

3.      PROPOSAL TO RATIFY the appointment of Ernest & Young LLP as the Company's independent auditors for the year ending December
        31, 1997.

                        []  FOR                 []  AGAINST              []  ABSTAIN

          (Continued, and to be signed and dated, on the reverse side)


                        (Continued from the other side)
4.      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Company's Board of Directors recommends a vote FOR each of the nominees for director listed above and FOR the proposals specified in Items 2 and 3.  Such votes are hereby solicited by the Board of Directors.

                                                                        Dated____________________________________________, 1997
                                                                        _______________________________________________________
                                                                        _______________________________________________________
                                                                                           Signatures
                                                                        If you return this card properly signed but do not
                                                                        otherwise specify, shares will be voted FOR each of the
                                                                        nominees for director and FOR Proposals 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

 REVOCABLE PROXY                       FIRST FEDERAL CAPITAL CORP.

        The undersigned hereby instructs Theodore T. Stevenson, a Trustee of the Trust created pursuant to the Employee Stock
Ownership Plan of Rock Financial Corp. (the "Rock ESOP"), to vote the shares of common stock, $0.10 par value per share ("Common
Stock") of First Federal Capital Corp. (the "Company") which were allocated to my account as of March 5, 1997 under the Rock ESOP upon the following proposals to be presented at the Annual Meeting of Stockholders of the Company on April 23, 1997, at 10:30 a.m.,
Central Time, or any adjournments or postponements thereof.

1.      ELECTION OF DIRECTORS   []  FOR all nominees listed below                []  WITHHOLD AUTHORITY
                            (except as marked to the contrary below)         to vote for all nominees listed below
        Nominees for three-year term expiring in 2000:  Marjorie A. Davenport, Richard T. Lommen, Phillip J. Quillin
(Instructions:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

---------------------------------------------------------------------------------------------------------------------------------
2.      PROPOSAL TO APPROVE the First Federal Capital Corp.  1997 Stock Option and Incentive Plan.

                        []  FOR                 []  AGAINST              []  ABSTAIN

3.      PROPOSAL TO RATIFY the appointment of Ernest & Young LLP as the Company's independent auditors for the year ending December
        31, 1997.

                        []  FOR                 []  AGAINST              []  ABSTAIN

          (Continued, and to be signed and dated, on the reverse side)


                        (Continued from the other side)
4.      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Company's Board of Directors recommends a vote FOR each of the nominees for director listed above and FOR the Proposals specified in Items 2 and 3.  Such votes are hereby solicited by the Board of Directors.

                                                                        Dated____________________________________________, 1997
                                                                        _______________________________________________________
                                                                        _______________________________________________________
                                                                                           Signatures
                                                                        If you return this card properly signed but do not
                                                                        otherwise specify, shares will be voted FOR each of the
                                                                        nominees for director and FOR Proposals 2 and 3.  If you
                                                                        do not return this card, shares will be voted by the
                                                                        Trustee.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.